Exhibit 10.49

PROMISSORY NOTE

$10,000,000.00	Dallas, Texas	October 7, 2005

FOR VALUE RECEIVED, the undersigned, EXCO HOLDINGS INC., a corporation organized under the laws of Delaware (“Maker”), hereby unconditionally promises to pay, on demand, to the order of EXCO RESOURCES, INC., a Texas corporation (“Payee”), at 12377 Merit Dr., Suite 1700, Dallas, Texas 75251, or such other address given to Maker by Payee, the principal sum of TEN MILLION 00/100 DOLLARS ($10,000,000.00), or so much thereof as may be advanced hereunder prior to maturity, in lawful money of the United States.

1.  Definitions.  When used in this Note, the following terms shall have the respective meanings specified herein or in the Section referred to:

“Advance” means the disbursement by Payee of a sum or sums lent to Maker pursuant to this Note.

“Business Day” means a day upon which business is transacted by national banks in Dallas, Texas.

“Event of Default” is defined in Section 6 herein.

“Fixed Rate” means 7.0% per annum.

“Interest Payment Date” means the last day of each calendar quarter.

“Maximum Rate” means, with respect to the holder hereof, the highest non-usurious rate of interest, if any, permitted by applicable law on such day.

2.  Advances.

(a)          This Note evidences Advances made from time to time by Payee to Maker. The principal of this Note may be borrowed, repaid, and reborrowed from time to time.

(b)         Subject to the conditions set forth in this Note, Maker may request an Advance under this Note by submitting a notice of borrowing acceptable in form and substance to Payee, which is irrevocable and binding upon Maker. Maker shall give Payee such notice of borrowing on or before 10:00 a.m. (Dallas, Texas time) one (1) Business Day prior to each Advance. Each Advance under this Note shall be in the amount of $100,000.00 or a greater integral multiple of $100,000.00. Subject to the terms and conditions in this Note, by not later than 2:00 p.m., Dallas, Texas time, on the date specified, Payee shall make available to Maker, at the location specified by Maker, the amount of a requested Advance under this Note in immediately available funds.

3.  Interest Rate.

Maker agrees to pay interest calculated on the basis of the actual days elapsed in a year consisting of 365 days, or if appropriate, 366 days with respect to the unpaid principal balance of each Advance from the date the proceeds thereof are made available to Maker until maturity (whether by acceleration or otherwise), at a fixed rate per annum equal to the lesser of (i) the Maximum Rate, or (ii) the Fixed Rate. Subject to the provisions of this Note as to prepayment, the principal of each Advance shall be payable as specified in Section 4 hereof and the interest in respect of each Advance shall be payable on each Interest Payment Date applicable thereto. Past due principal and, to the extent permitted by law, past due interest in respect to each Advance, shall bear interest, payable on demand, at a rate per annum equal to the Maximum Rate, or if no Maximum Rate is established by applicable law, then at the rate per annum which shall from day to day be equal to eighteen percent (18%).

4.  Payment of Principal.

The unpaid principal upon this Note shall be due and payable on demand, but if no demand is made, then on October 7, 2007. All payments of principal of this Note shall be made by Maker to Payee in immediately available funds.

5.  Waivers.

Maker and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand, protest, notice of protest and non-payment or other notice of default, notice of acceleration, and intention to accelerate, or other notice of any kind, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

6.  Events of Default and Remedies.

An “Event of Default” shall exist hereunder if Maker shall fail to pay when due any principal of this Note.

If Maker fails or refuses to pay any part of the principal upon this Note as the same become due, then in any such event the holder hereof may, at its option, (a) terminate Payee’s commitment to make advances hereunder, (b) declare the entire unpaid balance of principal of this Note to be immediately due and payable without presentment or notice of any kind which Maker waives pursuant to Section 5 herein, (c) reduce any claim to judgment, and/or (d) pursue and enforce any of Payee’s rights and remedies available pursuant to any applicable law or agreement.

7.  Voluntary Prepayment.  Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty. Any such prepayment shall be applied to the installments of principal due hereunder in the inverse order of maturity. Notwithstanding the foregoing, the principal of this Note, once repaid, may be reborrowed at any time and from time to time by Maker.

8.  Usury Laws.  Regardless of any provisions contained in this Note, the Payee shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest on the Note, any amount in excess of the Maximum Rate, and, in the event Payee ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, then any remaining excess shall forthwith be paid to Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

9.  Costs.  If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, then Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees, including all costs of appeal.

10.  Schedule of Advances.  All Advances made by Payee, and all repayments of the principal thereof, may be recorded by Payee and, before any transfer hereof, endorsed by Payee on the schedule attached hereto, or on a continuation of the schedule attached to and a part hereof; provided that the failure of Payee to record any endorsement shall not affect the obligation of Maker hereunder.

11.  Applicable Law.  The substantive laws of the State of Texas and federal laws of the United States applicable therein shall govern the validity, construction, enforcement, and interpretation of this Note.

12.  Demand Note.  Maker recognizes, agrees and understands that this Note is a demand note and that no provision of this Note or any of the other loan documents, including the recital of certain covenants, representations and Events of Default, shall modify or impair the demand nature of this Note. Notwithstanding the compliance by Maker and/or any other party with any covenant or agreement in any of the other loan documents or this Note, or that no default or Event of Default has occurred, Payee may, at any time and for whatever reason, demand payment of this Note.

EXCO HOLDINGS INC., a corporation organized under Delaware law, as Maker

By:	/s/ J. DOUGLAS RAMEY
Name:	J. Douglas Ramsey
Title:	Vice President and Chief Financial Officer

SCHEDULE OF ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance of Note	Notation Made By

ALLONGE

TO NOTE DATED OCTOBER 7, 2005

IN THE PRINCIPAL AMOUNT OF $10,000,000.00

EXECUTED BY EXCO HOLDINGS INC.

PAYABLE TO THE ORDER OF

EXCO RESOURCES, INC.

PAY TO THE ORDER OF JPMORGAN CHASE BANK, N.A., A NATIONAL BANKING ASSOCIATION, AS AGENT FOR THE LENDERS, WITHOUT RECOURSE, REPRESENTATION OR WARRANTY.

EXCO RESOURCES, INC.

By:	/s/ J. DOUGLAS RAMSEY
Name:	J. Douglas Ramsey
Title:	Vice President and Chief Financial Officer